Exhibit 99.1
NEWS RELEASE
NOBLE ENERGY ANNOUNCES FIRST QUARTER 2008 EARNINGS
AND RECORD VOLUMES
HOUSTON (May 1, 2008) — Noble Energy, Inc. (NYSE: NBL) today reported its first quarter 2008 results. Net income for the quarter was $215 million, or $1.20 per share diluted, on revenues of $1.0 billion. The results included a previously disclosed $218 million ($149 million after-tax) unrealized commodity derivative loss. Excluding this item, first quarter 2008 adjusted net income (a non-GAAP measure, see Schedule 1) was $364 million, or $2.05 per share diluted. For the same period in 2007, the company reported net income of $212 million, or $1.22 per diluted share, on revenues of $743 million.
Discretionary cash flow (a non-GAAP measure, see Schedule 5) for the first quarter 2008 was a record $662 million, compared to $448 million for the same period in 2007. Net cash provided by operating activities was $506 million.
Key highlights for the first quarter 2008 include:
•	Record sales volumes of 222 thousand barrels of oil equivalent per day (MBoepd)
•	Continued production growth in the Rocky Mountains
•	Net natural gas sales in Israel were a record 145 million cubic feet per day (MMcfpd)
•	New Ticonderoga development wells brought online in the deepwater Gulf of Mexico
•	Successful high bidder on 15 deepwater blocks in Central Gulf of Mexico lease sale 206
“We are experiencing exceptional performance from multiple areas as we begin this new year. Our outstanding first quarter results were driven by strong worldwide growth in production coupled with increasing energy prices. As such, we find ourselves in an excellent position for delivering on our 2008 growth objectives. We are also looking forward to the results of important upcoming exploration programs which include significant wells in West Africa and Suriname, where rigs are already on location, as well as in Israel and the deepwater Gulf of Mexico,” said Noble Energy’s Chairman, President and CEO, Charles D. Davidson.

Noble Energy’s operating income for the quarter was $563 million, an increase of 64 percent over the similar quarter last year. Sales volumes for the quarter averaged 222 MBoepd, up 23 percent over first quarter 2007, with growth coming from both the United States and International assets.
During the quarter, Rocky Mountain volumes reached a record level of 57 MBoepd due to continued drilling success. Deepwater Gulf of Mexico volumes rebounded with strong performance from the development projects at Swordfish and Ticonderoga. Internationally, higher natural gas demand in Israel resulted in record sales in the quarter, and in West Africa, volumes benefited from natural gas sales to the liquefied natural gas facility and the timing of condensate and LPG cargo liftings.
Effective in 2008, Noble Energy began reporting natural gas liquid volumes separately where the company has the right to the liquids recovered from its natural gas processed at third-party processing plants. The effect is evidenced with lower natural gas volumes in the United States compared to 2007. Where the rights do not exist, the processing revenue will continue to be included in natural gas revenues and benefit realized prices.
Worldwide commodity markets were robust during the quarter. On average for the quarter, Noble Energy received $78.89 per barrel for crude oil and condensate, $5.34 per thousand cubic feet for natural gas, and domestic natural gas liquids prices averaged $55.15 per barrel. Crude oil and natural gas realizations for the quarter were impacted by the settlement of commodity derivative contracts.
Production costs, including lease operating, production and ad valorem taxes, and transportation expenses, were $6.83 per barrel of oil equivalent (Boe), a decrease of three percent from the first quarter 2007. Depreciation, depletion, and amortization was $10.05 per Boe, down over one percent. The lower per unit costs benefited from increased volumes in the Rocky Mountains, Israel, and West Africa.
The company also announced an increase to its 2008 capital program from $1.6 billion to $1.9 billion. The incremental $300 million will fund new opportunities that expand its positions in the deepwater Gulf of Mexico, East Texas, and the Rocky Mountains, as well as accelerate the phase two development of the Dumbarton project in the North Sea.
CONFERENCE CALL
Noble Energy’s first quarter 2008 conference call will be available today via live audio webcast at 9 a.m. Central Time. To listen, log on to www.nobleenergyinc.com and click on the Investor Relations tab. Dial in numbers are (888) 632-5006 or (913) 312-1411. The pass code is ‘Noble Energy 2008

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First Quarter Results’. The conference call replay will be available until June 1, 2008. To access the replay, go to www.nobleenergyinc.com and click on the Investor Relations tab. You can also access the replay by dialing (888) 203-1112 or (719) 457-0820. The pin code is 4465361.
Noble Energy is one of the nation’s leading independent energy companies and operates throughout major basins in the United States including Colorado’s Wattenberg field and Piceance basin, the Mid-continent region of western Oklahoma and the Texas Panhandle, the San Juan Basin in New Mexico, the Gulf Coast and the deepwater Gulf of Mexico. In addition, Noble Energy operates internationally in China, Ecuador, the Mediterranean Sea, the North Sea, and West Africa (Equatorial Guinea and Cameroon). Visit Noble Energy online at www.nobleenergyinc.com.
Contacts:
David Larson
(281) 872-3125 dlarson@nobleenergyinc.com
Brad Whitmarsh
(281) 872-3187 bwhitmarsh@nobleenergyinc.com
This news release may include projections and other “forward-looking statements” within the meaning of the federal securities laws. Any such projections or statements reflect Noble Energy’s current views about future events and financial performance. No assurances can be given that such events or performance will occur as projected, and actual results may differ materially from those projected. Important factors that could cause the actual results to differ materially from those projected include, without limitation, the volatility in commodity prices for oil and gas, the presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, government regulation or other action, the ability of management to execute its plans to meet its goals and other risks inherent in Noble Energy’s business that are detailed in its Securities and Exchange Commission filings. The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves. We may use certain terms in this news release, such as “resources,” “estimated resource range,” “resource potential” and “potential resources,” that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. Investors are urged to consider closely the disclosures and risk factors in our Forms 10-K and 10-Q, File No. 1-07964, available from Noble Energy’s offices or website, www.nobleenergyinc.com. These forms can also be obtained from the SEC by calling 1-800-SEC-0330.
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PR 412	05/01/08

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Schedule 1
Noble Energy, Inc.
Reconciliation of Net Income to Adjusted Net Income
(in millions, except per share amounts, unaudited)

	Three Months Ended
	March 31,
	2008	2007
Net Income	$215	$212
Adjustments, net of tax
Unrealized commodity derivative losses in net income	149	—

Adjusted Net Income [1]	$364	$212

Adjusted Net Income Per Share
Basic	$2.12	$1.24
Diluted [2]	2.05	1.22
Weighted average number of shares outstanding
Basic	172	171
Diluted	175	173

[1]	Adjusted net income should not be considered a substitute for net income as reported in accordance with GAAP. Adjusted net income is provided for comparison to earnings forecasts prepared by analysts and other third parties. Our Management believes and certain investors may find that adjusted net income is beneficial in evaluating our financial performance. Adjustments are tax effected at our effective tax rate for the period. For analysis purposes, adjusted net income for 2008 should be compared to 2007 reported net income due to the voluntary election of the mark-to-market method of accounting beginning in 2008.

[2]	The diluted earnings per share calculation includes a decrease to net income of $4 million, net of tax, related to a deferred compensation gain from NBL shares held in a Rabbi Trust. When dilutive, the deferred compensation gain or loss, net of tax, and the NBL shares held in the Rabbi Trust are reflected in the diluted earnings per share calculation.

Schedule 2
Noble Energy, Inc.
Summary Income Statement
(in millions, except per share amounts, unaudited)

	Three Months Ended
	March 31,
	2008	2007

Revenues
Crude oil and condensate	$527	$333
Natural gas	371	334
Natural gas liquids	46	—
Income from equity method investees	62	46
Other revenues	19	30

Total revenues	1,025	743

Operating Expenses
Lease operating costs	82	79
Production and ad valorem taxes	43	25
Transportation costs	13	11
Exploration costs	40	45
Depreciation, depletion and amortization	203	166
General and administrative	60	45
Other expense, net	21	29

Total operating expenses	462	400

Operating Income	563	343
Interest and Other
Loss (gain) on commodity derivative instruments	237	(1)
Interest, net of capitalized interest	17	27
Other expense (income), net	(7)	13

Total interest and other expenses	247	39

Income Before Taxes	316	304
Income Tax Provision	101	92

Net Income	$215	$212

Earnings Per Share
Basic	$1.25	$1.24
Diluted [1]	$1.20	$1.22

Weighted average number of shares outstanding
Basic	172	171
Diluted	175	173

[1]	The diluted earnings per share calculation includes a decrease to net income of $4 million, net of tax, related to a deferred compensation gain from NBL shares held in a Rabbi Trust. When dilutive, the deferred compensation gain or loss, net of tax, and the NBL shares held in the Rabbi Trust are reflected in the diluted earnings per share calculation.

Schedule 3
Noble Energy, Inc.
Volume and Price Statistics
(unaudited)

	Three Months Ended
	March 31,
	2008	2007
Crude Oil and Condensate Sales Volumes (MBpd)
United States	43	46
West Africa	15	12
North Sea	9	9
Other International	6	7

Total consolidated operations	73	74
Equity method investee	2	2

Total sales volumes	75	76

Crude Oil and Condensate Realized Prices ($/Bbl)
United States	$71.33	$46.42
West Africa	88.79	56.25
North Sea	100.46	60.85
Other International	73.37	45.24

Average consolidated realized prices	$78.89	$49.73

Natural Gas Sales Volumes (MMcfpd)
United States	393	408
West Africa	220	55
North Sea	6	7
Israel	145	103
Other International	23	31

Total sales volumes	787	604

Natural Gas Realized Prices ($/Mcf)
United States	$8.97	$8.24
West Africa	0.27	0.36
North Sea	9.65	6.02
Israel	3.04	2.73
Other International	—	—

Average realized prices	$5.34	$6.46

Natural Gas Liquids (NGL) Sales Volumes (MBpd) [1]
United States	9	—
Equity method investee	6	5

Total sales volumes	15	5

Natural Gas Liquids Realized Prices ($/Bbl)
United States	$55.15	$—

Barrels of Oil Equivalent Volumes (MBoepd)
United States	118	114
West Africa	52	21
North Sea	10	10
Israel	24	17
Other International	10	12

Total consolidated operations	214	174
Equity method investee	8	7

Total barrels of oil equivalent (MBoepd)	222	181

Barrels of oil equivalent volumes (MMBoe)	20	16

[1]	For 2007, domestic NGL sales volumes were included with natural gas volumes. Effective in 2008, we began reporting domestic NGLs, which has lowered the comparative natural gas volumes from 2007 to 2008.

Schedule 4
Noble Energy, Inc.
Condensed Balance Sheets
(in millions)

	(unaudited)
	March 31,	December 31,

	2008	2007

Assets
Current Assets
Cash and cash equivalents	$807	$660
Accounts receivable — trade, net	727	594
Other current assets	242	315

Total current assets	1,776	1,569
Net property, plant and equipment	8,207	7,945
Goodwill	759	761
Other noncurrent assets	540	556

Total Assets	$11,282	$10,831

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable — trade	$731	$781
Commodity Derivative instruments	623	540
Short-term borrowings	25	25
Other current liabilities	404	290

Total current liabilities	1,783	1,636
Deferred income taxes	2,019	1,984
Commodity Derivative instruments	109	83
Other noncurrent liabilities	477	468
Long-term debt	1,851	1,851

Total Liabilities	6,239	6,022

Total Shareholders’ Equity	5,043	4,809

Total Liabilities and Shareholders’ Equity	$11,282	$10,831

Schedule 5
Noble Energy, Inc.
Discretionary Cash Flow and Reconciliation to Operating Cash Flow
(in millions, unaudited)

	Three Months Ended
	March 31,
	2008	2007

Net income	$215	$212
Adjustments to reconcile net income to discretionary cash flow:
Depreciation, depletion and amortization	203	166
Exploration costs	40	45
Interest capitalized	(10)	(4)
Income / distributions from equity method investments, net	14	7
Deferred compensation adjustment	(7)	12
Deferred income taxes	35	48
Stock-based compensation expense	9	5
Unrealized loss (gain) on commodity derivative instruments	218	(1)
Settlement of previously recognized hedge losses [1]	(62)	(51)
Other, net	7	9

Discretionary Cash Flow [2]	662	448

Reconciliation to Operating Cash Flows
Net changes in working capital	(137)	(17)
Cash exploration costs	(32)	(25)
Capitalized interest	10	4
Loss (Gain) on disposal of assets	—	(5)
Other adjustments	3	17

Net Cash Provided by Operating Activities	$506	$422

Capital Expenditures, accrual based	$486	$284

[1]	See Schedule 6, Effect of Derivative Instruments, for reconciliation.

[2]	The table above reconciles discretionary cash flow to net cash provided by operating activities. While discretionary cash flow is not a GAAP measure of financial performance, our management believes it is a useful tool for evaluating our overall financial performance. Among our Management, research analysts, portfolio managers and investors, discretionary cash flow is broadly used as an indicator of a company’s ability to fund exploration and production activities and meet financial obligations. Discretionary cash flow is also commonly used as a basis to value and compare companies in the oil and gas industry.

Schedule 6
Noble Energy, Inc.
Effect of Derivative Instruments
(in millions, unaudited)

	Three Months Ended
	March 31,
	2008	2007

Reclassification from Accumulated Other Comprehensive Loss to Revenue [1]
Crude Oil	$(97)	$(28)
Natural Gas	37	43

Total Revenue Increase (Decrease)	$(60)	$15

Gain (Loss) on Derivative Instruments [2]
Crude oil
Realized losses	$(7)	$—
Unrealized losses	(104)	—
Ineffectiveness and other	—	—

Total crude oil	(111)	—

Natural gas
Realized losses	(12)	—
Unrealized losses	(114)	—
Ineffectiveness and other	—	1

Total natural gas	(126)	1

Total Gain (Loss) on Derivative Instruments	$(237)	$1

Summary of Cash Settlements
Cash settlements paid	$(141)	$(36)
Less realized loss on derivative instruments	(19)	—
Less amounts reclassified from AOCL	(60)	15

Settlement of previously recognized hedge losses	$(62)	$(51)

[1]	The amounts in accumulated other comprehensive loss represent deferred unrealized hedge gains and losses. These deferred gains and losses are recognized as an adjustment to revenue when the associated derivative instruments are cash settled.

[2]	Effective January 1, 2008 we voluntarily elected to change our accounting method for commodity derivative instruments from the cash flow hedge method to the mark-to-market method.